Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184554, 333-161389, 333-140477 and 333-138534 on Form S-8 and No. 333-148756 and 333-177914 on Form S-3 of our report dated May 28, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Premier Exhibitions, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Premier Exhibitions, Inc. for the year ended February 28, 2014.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
May 28, 2014